Exhibit 99.1

MasterCard and FIFA Reach Settlement

Purchase, NY and Zurich, Switzerland, June 21, 2007 - MasterCard Worldwide and FIFA announced today the two parties have reached agreement resolving the contract dispute related to MasterCard’s first right to acquire the sponsorship for the 2010 & 2014 FIFA World Cups.

As a result of the agreement, MasterCard will discontinue its sponsorship of the 2010 & 2014 FIFA World Cups, with FIFA agreeing to compensate MasterCard for that discontinuation.

Both parties also agreed to terminate legal proceedings in the U.S. and Switzerland.

With this settlement, MasterCard and FIFA have found a mutually agreeable resolution of this dispute.

Contacts:

Chris Monteiro, MasterCard Worldwide, 914-249-5826, chris_monteiro@mastercard.com